NEWS RELEASE

For Immediate Release
Date: July 14, 2008

New Director Appointed to the Board of Directors of FHLB Des Moines

(Des Moines, Iowa) – The Federal Housing Finance Board has appointed William L. Trubeck as a director to the Board of Directors of the FHLB Des Moines. Mr. Trubeck has over 30 years experience as a senior financial executive and as a director of both private and public companies. He was most recently the Executive Vice President and Chief Financial Officer of H&R Block, the world’s largest tax services company. Prior to that, he was Executive Vice President and Chief Financial Officer for Waste Management, Inc. in Houston, Texas.

Mr. Trubeck resides in Long Lake, Minnesota and is a member of the Board of Directors of YRC Worldwide in Overland Park, Kansas and Dynegy, Inc. in Houston, Texas. He serves as Audit Committee Chairman for each company. Mr. Trubeck is also Vice Chairman of the Board of Trustees of Monmouth College, Monmouth, Illinois.

The FHLB Des Moines Board of Directors, which is comprised of financial service, business and community leaders from across the Des Moines Bank’s district, currently includes 18 members: 10 directors elected by our members and eight public interest directors appointed by the Finance Board. Mr. Trubeck will fill the remainder of a three-year term that will end on December 31, 2008. The appointment is effective immediately.

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The FHLB Des Moines is a wholesale bank that provides low-cost short and long-term funding and community lending to more than 1,200 stockholder commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. The Des Moines Bank serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.